STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this "Agreement") is entered into and made effective as of April 28 2010, by and between TOT Energy, Inc. (the "Company"), TGR Energy, LLC ("TGR"), and Dune Capital Group LLC ("Dune"). Each of the Company, TGR and Dune are hereinafter referred to individually as a "Party" and collectively as the "Parties".

WHEREAS, TGR and Dune entered into that certain Stock Purchase Agreement dated as of November 23, 2009 (the "Stock Purchase Agreement") whereby Dune agreed to purchase up to five million shares of common stock of the Company for an aggregate purchase price of up to five hundred thousand ($500,000) dollars;

WHEREAS, the obligations of TGR under the Stock Purchase Agreement were assigned by TGR to the Company pursuant to that certain Assignment dated as of January 12, 2010 (the "Assignment") between TGR and the Company;

WHEREAS, Dune purchased three million (3,000,000) shares of the Company's common stock (the "Shares") pursuant to the Stock Purchase Agreement, as assigned to the Company, for an aggregate purchase price of three hundred thousand ($300,000) dollars (the "Stock Purchase"); and

WHEREAS, the Company and Dune desire to rescind the Stock Purchase, and together with TGR, to terminate the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the aforesaid premises and the mutual covenants and conditions hereinafter set forth, the parties hereby agree as follows:

1. Repurchase and Delivery of Shares. Effective as of the date first written above, Dune shall sell, transfer, convey, assign, and deliver the Shares to the Company free and clear of all claims, liens, security interests, escrows, rights of first refusal, mortgages, pledges, restrictions on use or other encumbrances or restrictions of any kind (collectively, "Liens"), and the Company shall purchase the Shares, for an aggregate purchase price (the "Purchase Price") equal to three hundred thousand ($300,000) dollars payable in cash. On the Closing Date; (i) Dune shall deliver to the Company stock certificates representing the Shares, together with stock powers duly endorsed in blank, with respect thereto and with any stock transfer stamps affixed and cancelled at Dune's expense; and (ii) the Company shall deliver to Dune by wire transfer (or as otherwise agreed to between the parties) the Purchase Price. The Closing Date shall be a date mutually agreed to between the parties, but in no event later than thirty (30) days from the date of this Agreement.

2. Representations and Warranties.

(a) Authority; Execution; Enforceability. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the governing body of each Party hereto. This Agreement has been duly and validly executed and delivered by each Party hereto, constitutes a valid and binding obligation of each Party and

each of the agreements and documents to be executed and delivered in connection herewith, when executed and delivered by a Party, shall constitute a valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights generally.

(b) Ownership of the Shares. Dune is the true and lawful record and beneficial owner of, and has good and transferable title to, the Shares owned by it, free and clear of any Liens.

(c) Consents and Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require any Party to obtain any consent, approval, authorization, waiver or action of, or to make any filing with or give any notice to any governmental or regulatory body, commission, agency or other federal, state or local authority or any third party.

3. Termination of Stock Purchase Agreement. For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, TGR and Dune acknowledge and agree that the Stock Purchase Agreement is hereby terminated and of no further force and effect as of the date hereof with no further obligations owing by any party thereto to any other party (or any assignees of any party) and with no survival of any provisions contained therein.

4. General Release. Each Party hereto, on behalf of itself and its officers, directors, managers, principals, employees, advisors, affiliates, successors and assigns (collectively the "Indemnitees"), hereby forever release and discharge each other and each other's respective Indemnitees, from any and all claims, demands, causes of action, damages, costs and expenses (including legal fees and expenses), and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act, omission, transaction, conduct or occurrence of any kind which such Party ever had, now have or hereafter can, shall or may have against any other Party and their respective Indemnitees for, upon or by reason of any act, omission, transaction or occurrence arising out of or relating to this Agreement and the transactions contemplated herein, except with respect to the breach of any material term, covenant, representation or warranty contained in this Agreement, including without limitation, the obligations to deliver the Shares free and clear of any Liens and the payment of the Purchase Price as set forth in Section 1 above.

5. Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6. Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understanding, and negotiations between the Parties with respect to the subject matter hereof. This Agreement is intended by the Parties as the final expression of their agreement with respect of such terms as are included in this Agreement and may not be contradicted by evidence of any prior or

contemporaneous agreement. The Parties further intend that this Agreement constitutes the complete and exclusive statements of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

7. Binding Agreement; Governing Law. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Florida, and may not be amended except in writing signed by each of the Parties hereto.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

TGR ENERGY, LLC

By: ______________________
Name: Mike Zoi
Title: President

DUNE CAPITAL GROUP

By: ______________________
Name: Fay Katz
Title: Managing Member

TOT ENERGY, INC.

By: ______________________
Name: Jonathan New
Title: Chief Financial Officer